Exhibit 99.1

Investor Contact: Megan L. McPhail 314-309-6563 Megan.McPhail@SpireEnergy.com Media Contact: Jason Merrill 314-342-3300 Jason.Merrill@SpireEnergy.com

For Immediate Release

Spire selects Steve Greenley as Chief Operating Officer

Established operational leader to join Spire’s executive leadership team

ST. LOUIS (September 22, 2025) - Spire Inc. (NYSE: SR) today announced the selection of Steve Greenley as executive vice president and chief operating officer (COO), effective October 13, 2025. In his new role, Steve will have oversight of the company’s natural gas utilities, which currently serve more than 1.7 million customers across Alabama, Missouri and Mississippi, as well as Spire Midstream, a gas-related business unit that includes Spire STL Pipeline, Spire MoGas Pipeline and Spire Storage.

Steve has a proven track record of more than 25 years of experience in the utility industry, most recently serving as senior vice president of commercial services, gas distribution and storage with Enbridge. Prior to this role, Steve held numerous leadership positions of increasing responsibility in utility operations and delivery at CenterPoint Energy.

“I’m pleased to welcome Steve to this important role and to the Spire leadership team. I’ve had the opportunity to work directly with Steve, and I know firsthand that his approachable and collaborative leadership style, coupled with his expertise in operations and experience in regulatory policy, will help Spire achieve continued success,” said Scott Doyle, Spire president and chief executive officer. “Steve’s experience optimizing operations across multiple functions — and across the customer value chain — will help us continue to drive operational excellence throughout our organization.”

A graduate of the University of Texas in Austin, Steve holds a bachelor’s degree in mechanical engineering and has served on numerous community and industry boards.

Steve currently serves as a member of the Policy Council for the American Gas Association and the Executive Management Committee for the Canadian Gas Association. He is an active member of United Way of Greater Houston, serving as co-chair of its Alexis de Tocqueville Committee. His previous industry and community engagement service includes board roles with the Texas Gas Association and the Greater Houston area March of Dimes.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million homes and businesses, making us one of the largest publicly traded natural gas companies in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing and Spire Midstream. We are committed to transforming our business through growing organically, investing in infrastructure and driving continuous improvement. Learn more at SpireEnergy.com.

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